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                                                                     Exhibit 4.1


                                     FORM OF

                                     WARRANT

                                TAKES.COM, INC.


      This is to certify that ____________________ (the "Holder") is entitled to exchange Warrants (as hereinafter defined) issued by Takes.com, Inc., a Delaware corporation, its successors and assigns (the "Company"), at any time during the Exercise Period for Common Stock of the Company subject to the terms hereinafter set forth. The number of shares of Common Stock to be received upon the exercise of Warrants may be adjusted from time to time at the sole discretion of the Company as herein set forth.



      1. Method of Earning Warrants. To earn Warrants, the Holder is required to register with the Company on its Web site, www.takes.com (the "Web Site"), by providing certain information requested by the Company.


      (a) The Company will issue one (1) Warrant to the Holder upon completion of the registration process.


      (b) In addition, the Company will issue Holders one (1) Warrant per day for logging on to the Web Site ("Daily Login Warrants"). From time to time at the Company's discretion, the Holder may be required to answer a question or give an opinion as a condition to receiving the Daily Login Warrants. Except as provided in Section 1(c) below, the Holder may earn a maximum of one (1) Warrant per day.



      (c) The Company may from time to time at its discretion issue Warrants to Holders that use the Web Site for extended periods of time or in connection with promotions, contests or other events.


      (d) Warrants will exist in book entry form only and will not be certificated. The Holder will be able to review the number of Warrants accumulated by such Holder on the Web Site.

      2. Qualification of Holders. The Company will only issue Warrants to United States residents possessing Social Security numbers. The Company reserves the right to cease issuing Warrants at any time and in its sole discretion.

      3. Term. Except as provided in Section 4 hereof, a Warrant shall have a
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term which expires on the tenth business day of the calendar year following the calendar year after the calendar year in which it was issued. A Warrant shall so expire without further notice to the Holder.


      4. Cancellation of Warrants for Failure to Access the Web Site. Warrants shall be canceled upon (a) the expiration of their term or (b) in the discretion of the Company, failure of the Holder to log on to the Web Site during a period of 60 consecutive days, provided, however, the Holder's Warrants shall not be canceled if such Holder has earned thirty (30) or more unexpired Warrants since registering with the Company.



      5. Exercise of Warrants; Exercise Ratio; Exercise Price. Warrants may only be exercised in round lots for whole shares of Common Stock. The exercise ratio of this Warrant shall initially be ____ (the "Exercise Ratio"). The Exercise Ratio for Warrants issued after this Warrant may be changed by the Company at any time upon prior notice to users of the Web Site; however, any Warrants earned by the Holder prior to the change in the Exercise Ratio shall be governed by the Exercise Ratio in effect when such Warrants were issued. The exercise price of this Warrant shall be $zero ($0) (the "Exercise Price").



      6. Method of Exercise. Subject to the other provisions herein set forth, Warrants may only be exercised during the Exercise Period by accessing the Web Site and utilizing the Warrant exercise feature. The Holder shall be deemed to be the Holder of record of the shares of Common Stock issuable upon completion of such exercise as of the date of such exercise, or if such exercise was completed after 2:00 p.m. Eastern time, then on the next business day, or if such exercise was completed on a non-business day, then on the next business day, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.


      7. Payment of Taxes. All shares of Common Stock issuable upon the exercise of Warrants pursuant to the terms hereof shall be validly issued, fully paid and nonassessable and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Holder, in which case such taxes or charges shall be paid by the Holder.

      8. Reservation of Shares.


            (a) Number of Shares. As of the date hereof, the Company has reserved and shall at all times keep available for issuance and delivery upon exercise of Warrants, Ten Million (10,000,000) shares of Common Stock to permit the exercise of Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of Warrants in accordance with the terms herein set forth, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.


            (b) Authorizations, Exemptions and Registration. Before taking any
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      action which would result in an adjustment in the number of shares of
      Common Stock for which Warrants are exercisable or if any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law (other than as provided elsewhere in this Warrant) before such shares may be so issued, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

      9. Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of Warrants. Any Warrants not exercised for Common Stock shall remain in such Holder's account until the earlier of (i) the exercise of such Warrants for Common Stock pursuant to the terms herein or (ii) the termination or cancellation of such Warrants as provided herein.

      10. Dilution. In order to prevent dilution of the exercise rights granted hereunder, the Exercise Price will be subject to adjustment from time to time pursuant to this Section 10.

            (a) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock for which Warrants are exercisable shall immediately be proportionately increased, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock for which Warrants are exercisable shall immediately be proportionately adjusted.

            (b) Reorganization, Reclassification, Consolidation, Merger or Sale. Prior to the consummation of any Organic Change, the Company will make appropriate provisions to insure that the Holder will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of Warrants, such shares of Common Stock as the Holder would have received in connection with such Organic Change if the Holder had exercised Warrants immediately prior to such Organic Change. In any such case, the Company will make appropriate provisions to insure that the provisions of this Section 10 will thereafter be applicable to Warrants. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument the obligation to deliver to each such Holder such shares of Common Stock as, in accordance with the foregoing provisions, such Holder may be entitled to acquire.
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            (c) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 10 but not expressly provided for by such provisions, then the Company's board of directors and the Company will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder hereunder.

      11. Definitions. As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:


            "Common Stock" means, collectively, the Company's common stock, $.001 par value, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.



            "Exercise Period" means any time one hundred eighty (180) days after the closing of the Initial Public Offering until the tenth business day of the calendar year following the calendar year after the calendar year in which the Warrants were issued. As an example, if the closing of the Initial Public Offering had been on June 30, 1999, any Warrants the Holder receives in the calendar year 1999 may be exercised on or after December 27, 1999 until January 12, 2001.


            "Initial Public Offering" means the initial offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided an Initial Public Offering will not include an offering made in connection with a business acquisition or an employee benefit plan.

            "Organic Change" means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

            "Warrant" means the warrant to purchase Common Stock issued to the Holder by the Company.

      12. Notices. Except as otherwise expressly provided, all notices referred to herein shall be done electronically through the Web Site.

      13. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

      14. Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.
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      15. Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

      16. Section Headings. The section headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed the ___ day of _________, _____.


                                          TAKES.COM, INC., a
                                          Delaware corporation


                                          By
                                          Its